FOR IMMEDIATE RELEASE                                           EXHIBIT 99.1
ST. LOUIS, MISSOURI
FEBRUARY 7, 2006


      ANGELICA REITERATES ITS LONG-STANDING COMMITMENT TO REPRESENTING
                      THE INTERESTS OF ALL SHAREHOLDERS

St. Louis, Missouri (February 7, 2006) - Angelica Corporation (NYSE: AGL), a leading provider of healthcare linen management services, reiterated today its long-standing and recognized commitment to fulfilling its fiduciary responsibility by representing the interests of all shareholders. In response to unsubstantiated claims and seemingly intentional mischaracterizations of fact by Steel Partners, one of the Company's shareholders, Angelica has also taken the regretful but necessary step of correcting the record for shareholders.

Steve O'Hara, Chairman & CEO of Angelica Corporation, stated: "The board members of Angelica have proud and proven records of distinguished service and protecting shareholder rights. It is truly unfortunate that one shareholder, Steel Partners, has resorted to questioning the Board's integrity as part of its fairly transparent attempt to impose its personal interests at the expense of other shareholders. Clearly, Steel Partners is seeking to gain control of the Company's Board, as it has done elsewhere with at best mixed results, but Angelica will maintain its responsibility to serve the interests of all shareholders."

Mr. O'Hara continued, "Given its track record, it is not surprising that Steel Partners would attempt to cloak its self-interest under the guise of "corporate governance," however, in this instance it simply does not hold up. Angelica's leadership has demonstrated - both in the present and prior situations - that it will take whatever steps are necessary to return shareholder value regardless of the ramifications those actions may have on them personally. The Company has embarked on a strategy of selling peripheral businesses, downsizing its corporate overhead, and seeking to build a strategic healthcare services asset in a focused effort to maximize shareholder value. This strategy was publicly endorsed by Mr. Lichtenstein of Steel Partners just over one year ago."

Mr. O'Hara concluded, "Although we regret spending any time on issues that don't advance our business goals, we want to assure all shareholders that we will not lose focus on the new strategy we have implemented for the Company and our efforts to enhance shareholder value."

On December 16, Angelica established an independent Special Committee of the Board of Directors to review the letter it received form Steel Partners as part of the firm's filing of a Form 13D expressing its interest in becoming more actively involved in the operations of the company. The Special Committee engaged in extensive discussions with Steel Partners and unanimously agreed to establish two additional seats on the Board of Directors for representatives of Steel Partners. This offer was rejected by Steel Partners.

Instead, Steel Partners has continued to demand the Company make various changes to its corporate governance policies that provide protections for all shareholders. It is noteworthy that the Institutional Shareholder Services (ISS) Corporate Governance Quotient(R) for Angelica, as of January 1, 2006, ranks the Company higher than 74.4% of S&P 600 companies and 86.7% of Commercial Services & Supplies companies.

Angelica's long-term strategy is to be the leading provider of linen management services to the U.S. healthcare market by providing unsurpassed customer services at a good value. Having just completed a structural and cultural reorganization of the company to a customer-centric versus operations-centric business model, Angelica is focused on establishing itself as the clear category leader and delivering long term value to its shareholders.

Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.


FORWARD-LOOKING STATEMENTS

Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform, the ability of the Company to accomplish its strategy of redirecting its resources to its healthcare linen management business in a timely and financially advantageous manner, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

For additional information contact:

CONTACT:
STEVE O'HARA                            MICHAEL FOX/DEVLIN LANDER
CHIEF EXECUTIVE OFFICER  OR             INTEGRATED CORPORATE RELATIONS, INC.
COLLEEN HEGARTY                         (203) 682-8200
DIRECTOR OF INVESTOR RELATIONS
ANGELICA CORPORATION
TELE: (314) 854-3800